Exhibit 99.1

SOUTHSIDE BANCSHARES, INC.
ANNOUNCES FINANCIAL RESULTS FOR THE
THREE MONTHS AND YEAR ENDED DECEMBER 31, 2014
NASDAQ Global Select Market Symbol - “SBSI”

Tyler, Texas, (March 2, 2015) Southside Bancshares, Inc. (“Southside” or the “Company”) (NASDAQ:SBSI) today reported its financial results for the three months and year ended December 31, 2014.
Southside reported a net loss of $3.9 million for the three months ended December 31, 2014, a decrease of $16.1 million, or 132.4%, when compared to net income of $12.2 million for the same period in 2013. The net loss for the fourth quarter is a result of recording approximately $14.8 million of merger-related expenses in connection with the acquisition of OmniAmerican Bancorp, Inc. (“Omni”) and a loss of approximately $4.5 million due to the completion of the sale of subprime automobile loans purchased by SFG Finance, LLC (“SFG”). The merger-related expenses primarily consisted of stock compensation expense, increased professional fees and expenses to cancel software contracts. Net income for the year ended December 31, 2014 decreased $20.4 million, or 49.4%, to $20.8 million when compared to $41.2 million for the same period in 2013. The decrease in net income during the year ended December 31, 2014 is primarily attributable to merger expenses related to the Omni acquisition, the loss related to the sale of the SFG loans and repossessed assets and a decrease in the gain on the sale of securities available for sale of $5.6 million.
Diluted (losses) earnings per common share were $(0.20) and $0.65 for the three months ended December 31, 2014 and 2013, respectively, a decrease of $0.85, or 130.8%. For the year ended December 31, 2014, diluted earnings per common share decreased $1.10, or 50.2% to $1.09 when compared to $2.19 for the same period in 2013.
The return on average shareholders’ equity for the year ended December 31, 2014 was 7.24%, compared to 16.50% for the same period in 2013.  The return on average assets was 0.60% for the year ended December 31, 2014 when compared to 1.22% for the same period in 2013.
“During the fourth quarter we completed the acquisition of Omni and the sale of the subprime automobile loans purchased by our wholly-owned subsidiary SFG, including the repossessed assets SFG held,” stated Sam Dawson, President and Chief Executive Officer of Southside Bancshares, Inc.  “We recorded merger-related expense of approximately $14.8 million during the quarter, comprised primarily of $8.9 million of post combination expense for the acceleration of unvested Omni stock options and restricted stock, $2.7 million of investment banking expenses and $2.6 million of expense to cancel Omni software contracts. In addition, during the fourth quarter we recorded an additional loss from the completion of the sale of the SFG subprime automobile loans and repossessed assets of approximately $4.5 million comprised primarily of $2.4 million due to a reduction in the selling price for the SFG loans, $516,000 of additional impairment, $500,000 for a reserve and approximately $500,000 associated with severance packages.”
“With our Omni merger now complete, we look forward to focusing our attention in 2015 on strategically growing our franchise in the greater Fort Worth market area along with our other key markets in the greater Austin area and East Texas. In addition to a focus on integration efforts related to the merger in the first quarter of the year we will concentrate on further organic growth in our commercial loan and commercial real estate loan portfolios. Cost containment efforts as a result of the merger and other bank wide initiatives will also be a major focus area during 2015. Some of our operation areas are being streamlined or further automated to create additional cost efficiencies or to provide enhanced customer service levels.”
“We believe the Texas markets we serve continue to offer significant opportunities to grow our franchise despite the decrease in oil prices. Prices for West Texas Intermediate Crude have decreased from over $100 per barrel last summer to approximately $50 per barrel. Historically, Southside and Omni have never been large energy lenders. At December 31, 2014, we had approximately $40 million of energy-related loans representing approximately 1.8% of total loans. In addition, the markets we serve appear to be less directly impacted by the decline in oil prices than other markets in Texas. However, we are aware that the longer oil prices remain at these levels, the greater the likelihood there may be some residual effects in our market areas. On a positive note for Texas consumers, low oil prices translate to lower gasoline prices and Texas is a large state where daily vehicle use is essential and prevalent. As a result, as long as oil prices remain at these levels, Texas consumers will benefit from the resulting reduced gasoline prices.”
“We are pleased to report that in January 2015, SBSI was included in the S&P SmallCap 600. We are excited about Southside’s prospects and plans for 2015 and believe they will provide an even stronger foundation for our growing franchise in the coming years.”

Loans and Deposits
For the year ended December 31, 2014, total loans increased by $829.9 million, or 61.4%, when compared to December 31, 2013.  This increase was mainly attributable to the merger with Omni during the fourth quarter 2014. Primarily due to the merger and to a lesser extent loan growth, during the year ended December 31, 2014, 1-4 family real estate loans increased $298.8 million, other real estate loans increased $222.7 million, construction loans increased $118.3 million, loans to individuals increased $100.5 million, commercial loans increased $77.7 million and municipal loans increased $11.9 million.
Nonperforming assets decreased for the year of 2014 by $1.3 million, or 9.8%, to $12.3 million, or 0.26% of total assets, when compared to 0.39% at December 31, 2013.
During the year ended December 31, 2014, the allowance for loan losses decreased $5.6 million, or 29.6%, to $13.3 million, or 0.61% of total loans, when compared to 1.40% at December 31, 2013. The $5.6 million decrease was due to the transfer of the subprime automobile loans to loans held for sale during the third quarter and the subsequent sale in November. The decrease in the allowance as a percentage of total loans was due to the fact there was no allowance for loan losses recorded for the Omni loans since credit was considered in the fair valuing of the loans and the timing of merger, December 17, 2014, in relation to year ended December 31, 2014.
During the year ended December 31, 2014, deposits, net of brokered deposits, increased $873.1 million, or 35.3%, compared to December 31, 2013, due to the merger with Omni.
Net Interest Income for the Three Months
Net interest income decreased $3.3 million, or 11.5%, to $25.4 million for the three months ended December 31, 2014, when compared to $28.7 million for the same period in 2013. The decrease in net interest income was primarily the result of the decrease in investment securities tax-exempt interest income of $2.4 million and a decrease in loan income of $1.5 million which was partially offset by an increase of $498,000 in interest income from mortgage-backed securities, compared to the same period in 2013. For the three months ended December 31, 2014, our net interest spread decreased to 3.29% when compared to 3.87% for the same period in 2013.  The net interest margin decreased to 3.42% for the three months ended December 31, 2014 compared to 4.00% for the same period in 2013.  The reason for the decrease in the net interest spread and margin was the decrease in the yield on the interest-earning assets which was primarily due to the sale of the higher yielding SFG subprime automobile loans, which more than offset the slight decrease in the yield on the interest-bearing liabilities compared to the same period in 2013.
Net Interest Income for the Year
Due to the merger occurring so late in the year on December 17, 2014, Omni did not contribute significantly for the year or three months ended December 31, 2014. Net interest income increased $5.2 million, or 5.1%, to $106.8 million for the year ended December 31, 2014, when compared to $101.6 million for the same period in 2013. For the year ended December 31, 2014, our net interest spread increased to 3.63% from 3.54% for the same period in 2013.  The net interest margin increased to 3.77% for the year ended December 31, 2014, compared to 3.69% for the same period in 2013.
Net Loss for the Three Months
For the three months ended December 31, 2014, we recorded a net loss of $3.9 million, a decrease of $16.1 million or 132.4% when compared to net income of $12.2 million for the same period in 2013. The decrease was primarily the result of an increase in salaries and employee benefits of $9.6 million due primarily to compensation expense related to the Omni acquisition and severance expense related to the sale of SFG loans, a decrease in interest income of $3.4 million of which $1.5 million was primarily due to the sale of SFG loans and $2.4 million was due to the decrease of investment securities tax-exempt interest income, an increase in provision for loan losses of $561,000 due to the write down and transfer of SFG purchased loans to held for sale, and the impairment charge of $516,000 on our investment in SFG, the recording of a reserve of $500,000 due to the sale of the SFG loans, which was partially offset by an increase in net gain on sale of available for sale securities of $1.9 million.
Noninterest expense increased $17.1 million, or 85.7%, for the three months ended December 31, 2014, compared to the same period in 2013, primarily due to increases in salary and employee benefit expense, professional fees and software and data processing expense associated with the Omni merger, which were partially offset by a decrease in advertising, travel and entertainment.

Net Income for the Year
Net income for the year ended December 31, 2014 decreased $20.4 million, or 49.4%, to $20.8 million, when compared to $41.2 million for the same period in 2013. This decrease was due to a decrease in net gain on sale of available for sale securities of $5.6 million, a $6.1 million increase in provision for loan losses primarily from the sale of SFG loans, the impairment charge of $2.8 million on our investment in SFG and merger related expenses related to the acquisition of Omni comprised primarily of an increase in salaries and employee benefits of $8.9 million due to compensation expense resulting from the acceleration of unvested Omni stock options and restricted stock in connection with the Omni stock plans in place, an increase in professional fees related to the merger of $4.2 million and an increase in software and data processing expense of $2.6 million due to canceling Omni software contracts. These decreases were partially offset by an increase in net interest income of $5.2 million and a decrease in provision for income tax expense of $7.3 million.
Noninterest expense increased $16.0 million, or 19.6%, for the year ended December 31, 2014, compared to the same period in 2013, primarily due to increases in salary and employee benefit expense, professional fees and software and data processing expense associated with the Omni merger, which were partially offset by decreases in advertising, travel and entertainment and FHLB prepayment fees.

About Southside Bancshares, Inc.
Southside Bancshares, Inc. is a bank holding company with approximately $4.8 billion in assets that owns 100% of Southside Bank.  Southside Bank currently has 64 banking centers in Texas and operates a network of 70 ATMs.
To learn more about Southside Bancshares, Inc., please visit our investor relations website at www.southside.com/investor.  Our investor relations site provides a detailed overview of our activities, financial information and historical stock price data.  To receive e-mail notification of company news, events and stock activity, please register on the E-mail Notification portion of the website.  Questions or comments may be directed to Deborah Wilkinson at (817) 367-4962, or deborah.wilkinson@southside.com.
Forward-Looking Statements
Certain statements of other than historical fact that are contained in this document and in other written material, press releases and oral statements issued by or on behalf of the Company, a bank holding company, may be considered to be “forward-looking statements” within the meaning of and subject to the protections of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  These statements may include words such as “expect,” “estimate,” “project,” “anticipate,” “appear,” “believe,” “could,” “should,” “may,” “likely,” “intend,” “probability,” “risk,” “target,” “objective,” “plans,” “potential,” and similar expressions.  Forward-looking statements are statements with respect to the Company’s beliefs, plans, expectations, objectives, goals, anticipations, assumptions, estimates, intentions and future performance and are subject to significant known and unknown risks and uncertainties, which could cause the Company's actual results to differ materially from the results discussed in the forward-looking statements.  For example, discussions about trends in asset quality, capital, liquidity, the pace of loan growth, earnings and certain market risk disclosures, including the impact of interest rate and other economic uncertainty, are based upon information presently available to management and are dependent on choices about key model characteristics and assumptions and are subject to various limitations.  By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occurs in the future.
Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 under “Forward-Looking Information” and Item 1A. “Risk Factors,” and in the Company’s other filings with the Securities and Exchange Commission.  The Company disclaims any obligation to update any factors or to announce publicly the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

	At December 31, 2014	At December 31, 2013

	(dollars in thousands)
	(unaudited)
Selected Financial Condition Data (at end of period):

Total assets	$4,807,261	$3,445,663
Loans	2,181,133	1,351,273
Allowance for loan losses	13,292	18,877
Loans held for sale	2,899	151
Mortgage-backed securities:
Available for sale, at estimated fair value	1,142,002	840,258
Held to maturity, at carrying value	253,496	275,569
Investment securities:
Available for sale, at estimated fair value	306,706	337,429
Held to maturity, at carrying value	388,823	391,552
Federal Home Loan Bank stock, at cost	39,942	34,065
Deposits	3,374,417	2,527,808
Long-term obligations	660,363	559,660
Shareholders' equity	425,243	259,518
Nonperforming assets	12,277	13,606
Nonaccrual loans (1)	4,096	8,088
Accruing loans past due more than 90 days (1)	4	3
Restructured loans (1)	5,874	3,888
Other real estate owned	1,738	726
Repossessed assets	565	901

Asset Quality Ratios:
Nonaccruing loans to total loans	0.19%	0.60%
Allowance for loan losses to nonaccruing loans	324.51	233.40
Allowance for loan losses to nonperforming assets	108.27	138.74
Allowance for loan losses to total loans	0.61	1.40
Nonperforming assets to total assets	0.26	0.39
Net charge-offs to average loans	1.44	0.82

Capital Ratios:
Shareholders’ equity to total assets	8.85	7.53
Average shareholders’ equity to average total assets	8.27	7.39

(1)	Excludes purchased credit impaired loans measured at fair value at acquisition.

Loan Portfolio Composition
The following table sets forth loan totals by category for the periods presented:

	At December 31, 2014	At December 31, 2013
	(in thousands)
	(unaudited)
Real Estate Loans:
Construction	$243,486	$125,219
1-4 Family Residential	689,288	390,499
Other	485,226	262,536
Commercial Loans	235,356	157,655
Municipal Loans	257,492	245,550
Loans to Individuals	270,285	169,814
Total Loans	$2,181,133	$1,351,273

	At or For the Three Months Ended December 31,		At or For the Year Ended December 31,
	2014	2013	2014	2013
	(dollars in thousands)
	(unaudited)
Selected Operating Data:
Total interest income	$29,613	$33,015	$123,778	$119,602
Total interest expense	4,259	4,353	16,956	17,968
Net interest income	25,354	28,662	106,822	101,634
Provision for loan losses	3,287	2,726	14,938	8,879
Net interest income after provision for loan losses	22,067	25,936	91,884	92,755
Noninterest income
Deposit services	3,988	3,898	15,280	15,560
Net gain (loss) on sale of securities available for sale	1,170	(732)	2,830	8,472
Impairment of investment	(516)	—	(2,755)	—
Gain on sale of loans	54	80	323	770
Trust income	805	812	3,145	3,024
Bank owned life insurance income	393	2,277	1,334	3,122
Other	1,255	1,161	4,332	4,297
Total noninterest income	7,149	7,496	24,489	35,245
Noninterest expense
Salaries and employee benefits	21,829	12,277	60,821	52,054
Occupancy expense	1,946	1,849	7,259	7,539
Advertising, travel & entertainment	582	746	2,219	2,642
ATM and debit card expense	385	334	1,331	1,328
Professional fees	4,464	850	7,827	2,782
Software and data processing expense	3,099	503	4,629	2,018
Telephone and communications	332	311	1,222	1,529
FDIC insurance	446	450	1,765	1,713
FHLB prepayment fees	539	60	539	1,048
Other	3,457	2,584	10,092	9,060
Total noninterest expense	37,079	19,964	97,704	81,713
(Loss) income before income tax expense	(7,863)	13,468	18,669	46,287
(Benefit) provision for income tax expense	(3,918)	1,281	(2,164)	5,097
Net (loss) income	$(3,945)	$12,187	$20,833	$41,190

Common share data:
Weighted-average basic shares outstanding	19,766	18,801	19,072	18,768
Weighted-average diluted shares outstanding	19,766	18,870	19,166	18,808
Net (loss) income per common share
Basic	$(0.20)	$0.65	$1.09	$2.19
Diluted	(0.20)	0.65	1.09	2.19
Book value per common share	—	—	17.64	13.79
Cash dividend paid per common share	0.32	0.31	0.96	0.91

	At or For the Three Months Ended December 31,		At or For the Year Ended December 31,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Selected Performance Ratios:
Return on average assets (1)	(0.43)%	1.37%	0.60%	1.22%
Return on average shareholders’ equity (1)	(4.94)	19.56	7.24	16.50
Average yield on interest earning assets	3.92	4.51	4.29	4.25
Average yield on interest bearing liabilities	0.63	0.64	0.66	0.71
Net interest spread	3.29	3.87	3.63	3.54
Net interest margin	3.42	4.00	3.77	3.69
Average interest earnings assets to average interest bearing liabilities	125.71	124.14	126.26	126.10
Noninterest expense to average total assets	4.04	2.25	2.81	2.42
Efficiency ratio (2)	60.04	47.23	55.42	55.71

(1)
The merger expenses recorded during the fourth quarter of $14.8 million related to the Omni merger on December 17, 2014 are the reason for the negative return on average assets and return on average shareholders' equity for the three months ended December 31, 2014.

(2)	This excluded merger related expenses.

RESULTS OF OPERATIONS

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities.

		AVERAGE BALANCES AND YIELDS
			(dollars in thousands)
			(unaudited)
			Years Ended
	December 31, 2014			December 31, 2013
	AVG		AVG	AVG		AVG
	BALANCE	INTEREST	YIELD	BALANCE	INTEREST	YIELD
ASSETS
INTEREST EARNING ASSETS:
Loans (1) (2)	$1,420,802	$74,450	5.24%	$1,296,440	$76,728	5.92%
Loans Held For Sale	11,012	47	0.43%	1,137	38	3.34%
Securities:
Investment Securities (Taxable)(4)	33,168	615	1.85%	47,914	799	1.67%
Investment Securities (Tax-Exempt)(3)(4)	659,219	36,263	5.50%	678,000	37,310	5.50%
Mortgage-backed Securities (4)	1,056,095	28,207	2.67%	1,072,601	20,085	1.87%
Total Securities	1,748,482	65,085	3.72%	1,798,515	58,194	3.24%
FHLB stock and other investments, at cost	28,684	181	0.63%	31,378	182	0.58%
Interest Earning Deposits	54,853	139	0.25%	55,127	143	0.26%
Total Interest Earning Assets	3,263,833	139,902	4.29%	3,182,597	135,285	4.25%
NONINTEREST EARNING ASSETS:
Cash and Due From Banks	43,342			44,013
Bank Premises and Equipment	55,680			50,766
Other Assets	133,641			120,725
Less: Allowance for Loan Loss	(17,177)			(19,007)
Total Assets	$3,479,319			$3,379,094
LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST BEARING LIABILITIES:
Savings Deposits	$121,453	136	0.11%	$108,097	142	0.13%
Time Deposits	610,178	4,287	0.70%	640,608	4,700	0.73%
Interest Bearing Demand Deposits	1,231,711	3,530	0.29%	1,081,475	3,337	0.31%
Total Interest Bearing Deposits	1,963,342	7,953	0.41%	1,830,180	8,179	0.45%
Short-term Interest Bearing Liabilities	64,160	624	0.97%	197,506	1,875	0.95%
Long-term Interest Bearing Liabilities – FHLB Dallas	497,296	6,955	1.40%	435,941	6,465	1.48%
Long-term Debt (5)	60,311	1,424	2.36%	60,311	1,449	2.40%
Total Interest Bearing Liabilities	2,585,109	16,956	0.66%	2,523,938	17,968	0.71%
NONINTEREST BEARING LIABILITIES:
Demand Deposits	576,770			560,762
Other Liabilities	29,672			44,685
Total Liabilities	3,191,551			3,129,385
SHAREHOLDERS’ EQUITY	287,768			249,709
Total Liabilities and Shareholders’ Equity	$3,479,319			$3,379,094
NET INTEREST INCOME		$122,946			$117,317
NET INTEREST MARGIN ON AVERAGE EARNING ASSETS			3.77%			3.69%
NET INTEREST SPREAD			3.63%			3.54%

(1)	Interest on loans includes net fees on loans that are not material in amount.

(2)	Interest income includes taxable-equivalent adjustments of $3,899 and $3,856 for the years ended December 31, 2014 and 2013, respectively.

(3)	Interest income includes taxable-equivalent adjustments of $12,225 and $11,827 for the years ended December 31, 2014 and 2013, respectively.

(4)	For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.

(5)	Represents the issuance of junior subordinated debentures.

Note: As of December 31, 2014 and 2013, loans on nonaccrual status totaled $4,096 and $8,088, respectively. Our policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

		AVERAGE BALANCES AND YIELDS
			(dollars in thousands)
			(unaudited)
			Three Months Ended
	December 31, 2014			December 31, 2013
	AVG		AVG	AVG		AVG
	BALANCE	INTEREST	YIELD	BALANCE	INTEREST	YIELD
ASSETS
INTEREST EARNING ASSETS:
Loans (1)(2)	$1,529,467	$17,601	4.57%	$1,328,571	$19,197	5.73%
Loans Held For Sale	41,666	35	0.33%	295	3	4.03%
Securities:
Investment Securities (Taxable) (4)	30,867	139	1.79%	29,409	127	1.71%
Investment Securities (Tax-Exempt)(3)(4)	638,849	8,775	5.45%	729,844	12,099	6.58%
Mortgage-backed Securities (4)	1,051,385	6,898	2.60%	1,125,359	6,400	2.26%
Total Securities	1,721,101	15,812	3.64%	1,884,612	18,626	3.92%
FHLB stock and other investments, at cost	28,942	37	0.51%	35,932	47	0.52%
Interest Earning Deposits	69,701	43	0.24%	83,339	50	0.24%
Total Interest Earning Assets	3,390,877	33,528	3.92%	3,332,749	37,923	4.51%
NONINTEREST EARNING ASSETS:
Cash and Due From Banks	45,009			42,820
Bank Premises and Equipment	63,598			51,823
Other Assets	154,958			117,969
Less: Allowance for Loan Loss	(13,445)			(19,275)
Total Assets	$3,640,997			$3,526,086
LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST BEARING LIABILITIES:
Savings Deposits	$138,724	35	0.10%	$109,657	36	0.13%
Time Deposits	625,896	1,043	0.66%	664,615	1,221	0.73%
Interest Bearing Demand Deposits	1,278,924	899	0.28%	1,131,125	840	0.29%
Total Interest Bearing Deposits	2,043,544	1,977	0.38%	1,905,397	2,097	0.44%
Short-term Interest Bearing Liabilities	95,484	271	1.13%	230,109	120	0.21%
Long-term Interest Bearing Liabilities – FHLB Dallas	497,948	1,652	1.32%	488,956	1,775	1.44%
Long-term Debt (5)	60,311	359	2.36%	60,311	361	2.37%
Total Interest Bearing Liabilities	2,697,287	4,259	0.63%	2,684,773	4,353	0.64%
NONINTEREST BEARING LIABILITIES:
Demand Deposits	594,326			555,414
Other Liabilities	32,360			38,727
Total Liabilities	3,323,973			3,278,914
SHAREHOLDERS’ EQUITY	317,024			247,172
Total Liabilities and Shareholders’ Equity	$3,640,997			$3,526,086
NET INTEREST INCOME		$29,269			$33,570
NET INTEREST MARGIN ON AVERAGE EARNING ASSETS			3.42%			4.00%
NET INTEREST SPREAD			3.29%			3.87%

(1)	Interest on loans includes net fees on loans that are not material in amount.

(2)	Interest income includes taxable-equivalent adjustments of $874 and $970 for the three months ended December 31, 2014 and 2013, respectively.

(3)	Interest income includes taxable-equivalent adjustments of $3,041 and $3,938 for the three months ended December 31, 2014 and 2013, respectively.

(4)	For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.

(5)	Represents the issuance of junior subordinated debentures.

Note: As of December 31, 2014 and 2013, loans on nonaccrual status totaled $4,096 and $8,088, respectively. Our policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.